SUBSIDIARIES OF DRUMMOND FINANCIAL CORPORATION


                                                              Shareholding
                                   Jurisdiction             at June 30, 1999
Name of Subsidiary                 of Incorporation              (Direct)
------------------                 ----------------         -----------------

CVD Financial Corporation          Washington                     100%
CVD Financial Corporation          British Columbia               100%
Drummond Financial (B.C.) Ltd.     British Columbia               100%